Contact:	Kenneth R. Meyers, Executive Vice President - Finance - U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

Mark A. Steinkrauss, Vice President, Corporate Relations - TDS (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR ANNOUNCES RESTATEMENT
OF PRIOR PERIOD RESULTS AND UPDATES GUIDANCE
Reschedules third quarter operating results release date to Nov. 28, 2005

CHICAGO - Nov. 10, 2005 - United States Cellular Corporation [AMEX:USM] today announced that it will restate its financial results for the first and second quarters of 2005, and for the years ended Dec. 31, 2000 - 2004, and for each of the quarters of 2004 and 2003. As a result, previously issued financial statements for these periods should not be relied on. The restatement is related to the company's review of its accounting treatment for (1) Universal Service Fund expense; (2) leases; (3) contract termination fees; (4) income tax accounting; and (5) other adjustments and accruals, including the recognition of income from certain investments accounted for under the equity method of accounting. The company will file amended Forms 10-K and 10-Q as promptly as possible, but such filings are not expected to be made until mid-December 2005.

U.S. Cellular has not completed its assessment of the items described above. Based on preliminary findings, the adjustments are expected to result in increased (decreased) net income and diluted earnings per share as follows.

	Net Income (loss)		Diluted Earnings Per Share

	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)	As Previously Reported	Range of Expected Adjustments Increase/(Decrease)

	($ in millions, except per share amounts)

Second quarter ended June 30, 2005	$38	$(2) to 1	$0.43	$(0.02) to 0.01
First quarter ended March 31, 2005	17	0 to 3	0.19	0.00 to 0.03
Years ended:
December 31, 2004	109	(3) to 2	1.26	(0.03) to 0.02
December 31, 2003	43	(9) to (4)	0.49	(0.10) to (0.05)
December 31, 2002	(27)	(2) to 2	(0.31)	(0.02) to 0.02
December 31, 2001	174	(2) to 2	1.99	(0.02) to 0.02
December 31, 2000	$193	$(3) to 1	$2.22	$(0.03) to 0.01

The guidance set forth in Auditing Standard No. 2 ("AS2") of the Public Company Accounting Oversight Board states that the restatement of previously issued financial statements to reflect the correction of a misstatement should be regarded as at least a significant deficiency in, and is a strong indicator of a material weakness in internal control over financial reporting. In connection with the expected filing of the amended 2004 Form 10-K, U.S. Cellular has concluded that a material weakness existed as of Dec. 31, 2004, which precludes U.S. Cellular from concluding that its internal control over financial reporting was effective as of Dec. 31, 2004. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the interim or annual financial statements will not be detected. Therefore, U.S. Cellular's Management Report on Internal Control Over Financial Reporting, which was contained in Item 9A of the Form 10-K as of and for the year ended Dec. 31, 2004 and which stated that U.S. Cellular's internal control over financial reporting was effective as of Dec. 31, 2004, can no longer be relied on and will be restated in connection with the filing of the amended Form 10-K. In such amended Form 10-K, (i) U.S. Cellular management will conclude that as of Dec. 31, 2004 U.S. Cellular did not maintain effective controls over the financial reporting process due to an insufficient number of qualified personnel with the required proficiency to apply the company's accounting policies in accordance with U.S. GAAP and (ii) U.S. Cellular expects that PricewaterhouseCoopers LLP, U.S. Cellular's independent public accounting firm, will reissue its report stating that U.S. Cellular did not maintain effective internal control over financial reporting as of Dec. 31, 2004.

Also, as a result of the accounting adjustments described above, U.S. Cellular is evaluating the effectiveness of internal control over financial reporting as of Dec. 31, 2004 and Sept. 30, 2005, including a review of controls in the following areas: (1) Universal Service Fund expense; (2) leases; (3) contract termination fees; (4) income tax accounting; and (5) other adjustments and accruals, including the recognition of income from certain investments accounted for under the equity method of accounting.

U.S. Cellular is reviewing the impact of these items as part of an overall assessment. As a result, the company believes it is possible that additional material weaknesses in its internal control over financial reporting may be identified and reported.

Since December 31, 2004, the company has made several additions to technical accounting and financial reporting personnel to increase its expertise in these areas. Further actions are in process,

2

including the recruiting of additional personnel, providing additional training for the current accounting staff, incorporating more detailed analytical review processes and other actions.

While management believes it has made substantial progress on this remediation, additional efforts will be required to fully remediate the material weakness. Management is continuing to develop and implement its plan to remediate this issue.

It is necessary for U.S. Cellular to finalize and complete the restatements before U.S. Cellular can file its Form 10-Q for the quarter ended Sept. 30, 2005 because financial information to be included in such Form 10-Q depends on the results of such restatements of prior periods. Such Form 10-Q is due on Nov. 9, 2005, but can be extended to Nov. 14, 2005. It is not expected that the restatements will be completed by the extended deadline of Nov. 14, 2005. Accordingly, U.S. Cellular expects that its Form 10-Q for the quarter ended Sept. 30, 2005 will not be filed on a timely basis. U.S. Cellular expects to file the restatements and the Form 10-Q as soon as possible, but such filing is not expected to be made until mid-December 2005.

The restatements and the late filing of the Form 10-Q for the quarter ended Sept. 30, 2005 will result in technical defaults under the revolving credit agreement between U.S. Cellular and certain lenders and under certain forward contracts between subsidiaries of U.S. Cellular and a counterparty. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such revolving credit agreements or forward contracts. U.S. Cellular has communicated with the agents for the lenders and the counterparty to obtain waivers from the lenders and the counterparty under such agreements. U.S. Cellular believes that the lenders and the counterparty will agree to waive any defaults that may occur as a result of the restatements and the late filing of the Form 10-Q. However, such actions cannot be assured.

In addition, the late filing of the Form 10-Q results in non-compliance under certain debt indentures. However, this non-compliance will not result in events of default unless and until written notice thereof is delivered by the trustee or sufficient holders of debt and, in any event, such events of default would be cured if U.S. Cellular files its Form 10-Q for the quarter ended Sept. 30, 2005 within 90 days of any such notice. As a result, U.S. Cellular believes that it will be able to file the Form 10-Q in sufficient time to avoid any event of default maturing into a default under any indenture. U.S. Cellular has not failed to make nor does it expect to fail to make any scheduled payment of principal or interest under such indentures.

U.S. Cellular has notified the American Stock Exchange of the restatements and the expected delay in its filing of the Form 10-Q for the quarter ended Sept. 30, 2005. U.S. Cellular expects to receive a notice of failure to satisfy listing requirements from the American Stock Exchange following such delay in filing. U.S. Cellular will disclose any such notice and the contents of such notice promptly. In such event, U.S. Cellular expects to restore compliance with such listing requirements when it files the restated financial statements for the periods noted herein and the Form 10-Q for the quarter ended Sept. 30, 2005.

A summary of the tentative operating data and unaudited results of certain key components of the statement of operations for the third quarter and nine months of 2005, and for the third quarter and nine months of 2004, reflecting anticipated restatements, are included in the table below. There can be no assurance that final results will not differ materially from these preliminary results.

3

	Range of Amounts Currently Anticipated to be Reported for Three months ended September 30		Range of Amounts Currently Anticipated to be Reported for Nine months ended September 30

	2004 (as Restated)	2005	2004 (as Restated)	2005

($ in millions, except per share amounts)

Operating Revenue	$728-748	$788-798	$2,084-2,104	$2,241-2,251
Depreciation Amortization and Accretion Expense	124-130	123-129	361-367	377-383
Operating Income	46-56	60-70	139-149	166-176
Net Income	23-27	33-37	70-74	89-93
Diluted EPS	$0.27-0.32	$0.37-0.42	$0.80-0.85	$1.02-1.07

Stockholders' equity at Sept. 30, 2005 is estimated to be $2.7 billion.

The primary reason for the anticipated increase in operating revenue in the three and nine month periods for 2005 compared to 2004 is due to an increase in wireless customers served. The primary reason for the anticipated increase in operating income in the three and nine month periods for 2005 compared to 2004 is due to an improvement in operating margins. The primary reason for the anticipated increase in net income in the three and nine month periods for 2005 compared to 2004 is due to an increase in wireless customers served and an improvement in operating margins.

U.S. Cellular
Summary Operating Data

Quarter Ended	9/30/2005	6/30/2005	3/31/2005	12/31/2004	9/30/2004
Consolidated Markets:
All customers -
Customer units	5,303,000	5,227,000	5,127,000	4,945,000	4,828,000
Gross customer unit
activations	355,000	340,000	426,000	408,000	387,000
Net customer unit activations	76,000	94,000	182,000	150,000	144,000
Retail customers -
Customer units	4,765,000	4,688,000	4,601,000	4,478,000	4,395,000
Gross customer unit
activations	346,000	317,000	365,000	358,000	354,000
Net customer unit activations	77,000	81,000	123,000	105,000	111,000
Cell sites in service	5,149	5,034	4,899	4,856	4,713
Minutes of use (MOU) (1)	639	627	584	568	553
Postpay churn rate per month (2)	1.5%	1.4%	1.5%	1.6%	1.6%
Construction Expenditures (000s)	$129,600	$143,800	$112,200	$260,300	$131,700

(1)	Average monthly local minutes of use per customer (without roaming).
(2)	Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

U.S. Cellular will file a Form 8-K and Form 12b-25 with the Securities and Exchange Commission later today.

The company anticipates announcing its third quarter operating results and holding its quarterly teleconference for investors at 7:30 am Chicago time on Nov. 28, 2005. Details about the teleconference will be provided on or about Nov. 21, 2005.

4

U.S. Cellular also updated its 2005 guidance.

U.S. Cellular 2005 guidance as of Nov. 10, 2005 is as follows:

Net Retail Customer Additions	400,000 - 425,000*
Service Revenues	approx. $2.8 billion
Operating Income	$180 - $220 million
Depreciation, Amortization & Accretion	$530 million
Capital Expenditures	$575 - $595 million

     * Previous guidance as of July 27, 2005 was 475,000 - 525,000

As of Sept. 30, U.S. Cellular Corporation, the nation's sixth largest wireless service carrier, provided wireless service to 5.3 million customers in 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: the final results of the restatements and results of operations for the quarter ended Sept. 30, 2005; possible future restatements; possible material weaknesses in internal controls; the ability of the company to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which the company operates; changes due to industry consolidation; advances in telecommunications technology; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded our debt securities by accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company's markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by U.S. Cellular to furnish this press release to the Securities and Exchange Commission, which are incorporated by reference herein.

U.S. Cellular's web site is www.uscellular.com

5